Exhibit 10.9

PROPOSED

ASHEVILLE SAVINGS BANK

CHANGE IN CONTROL SEVERANCE PLAN

Section 1. Plan Name and Effective Date

1.1 The name of the Plan is the Ashville Savings Bank Change in Control Severance Plan. The effective date of the Plan shall be                 , 2011.

Section 2. Purpose

2.1 The purpose of the Plan is to provide severance pay to eligible Employees following a Change in Control and under the conditions set forth in this Plan. Severance payments under the Plan are designed to provide the Employee with funds while seeking other employment.

Section 3. Definitions

Bank shall mean the Ashville Savings Bank, a North Carolina-chartered savings bank.

Board shall mean the Board of Directors (or a Committee thereof) of the Bank.

Cause shall mean: (1) willful failure to follow or to cooperate in carrying out any of the lawful policies of Company or the Bank or the lawful directions of the Board, (2) continued and willful neglect of duties for or on behalf of the Bank, (3) willful misconduct in connection with the performance of any of the Employee’s duties, (4) conduct which results in the Employee’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of the Bank pursuant to the rules and regulations of the primary federal or state banking agency having regulatory jurisdiction over the Bank, (5) conviction of a felony or any misdemeanor involving moral turpitude or willful violation of any law, rule or regulation to which the Bank is subject or of a final order or other formal administrative action entered into, by or imposed upon the Bank; (6) willful violation of any code of conduct or standards of ethics applicable to employees of the Bank that results in material and demonstrable damage to the business or reputation of the Bank, or (7) the issuance of a permanent injunction or similar remedy against the Employee preventing the Employee from executing or performing the duties of his position. The Employee shall be entitled to at least seven (7) days’ prior written notice of the Bank’s intention to terminate his or her employment for any Cause, specifying the grounds for such termination and the means, if any, to rectify such conduct, and seven (7) days to rectify or appeal in writing to the Board regarding the existence of such Cause.

Change in Control shall mean and shall be deemed to have occurred upon the occurrence of any of the following events.

(1) The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Company, any Subsidiary or any Company or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Company or the Bank;

(2) Either a majority of the directors of Company elected at Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of Company, or the “incumbent directors” shall cease to constitute a majority of the directors of Company. The term “incumbent director” shall mean any director who was a director of Company on the Effective Date and any individual who becomes a director of Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least majority of the then incumbent directors; or

(3) The consummation of (x) a merger, consolidation or other business combination of Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Company or the Bank or an agreement for the sale or disposition of all or substantially all of Company’s or the Bank’s assets.

Comparable Position shall mean a position that, following a Change in Control, would (i) provide the Employee with base compensation and benefits that are comparable in the aggregate to those provided to the Employee prior to the Change in Control, (ii) provide the Employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the Employee prior to the Change in Control, (iii) be in a location that would not require the Employee to increase his or her daily one way commuting distance by more than thirty-five (35) miles as compared to the Employee’s commuting distance immediately prior to the Change in Control and (iv) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the Employee prior to the Change in Control.

Employee shall mean a regular, active full-time, part-time, or Part-time Plus employee of the Bank, but excludes an employee who has a written employment agreement, severance agreement, or similar agreement with the Bank providing for severance payment(s) in the event of termination of employment.

Participant shall mean an Employee who satisfies the eligibility requirements as set forth in Section 4.1.

Pay shall mean the base or regular compensation rate as of the calendar month preceding the date of employment termination. In the case of a non-exempt Employee, “Pay” shall not include overtime compensation paid to such Employee during such month.

Payment Period shall mean, with respect to payment by the Bank of the Severance Payment pursuant to Section 5.1, the number of weeks or months of Pay a Participant is entitled to under Section 5.1. The Payment Period is not dependent on whether a benefit payment under Section 5 is made periodically or in a lump sum.

Plan shall mean this Ashville Savings Bank Employee Severance Plan as it may be amended from time to time.

Service shall mean all employment with the Bank, or any successor thereof.

Severance Payment has the meaning given to such term in Section 5.1.

Section 4. Eligibility

4.1 An Employee shall be eligible to receive a Severance Payment as set forth in Section 5, if:

(a)	as of the Employee’s termination date, the Employee has completed at least one (1) year of Service with the Bank (provided, however, that an Employee serving as a Senior Vice President or Vice President shall not be subject to the foregoing minimum service requirement),

(b)	on or after the effective date of a Change in Control and continuing through the first anniversary of the Change in Control, the Employee’s employment is terminated by the Bank, other than under the circumstances described in Section 5.5; and

(c)	the Employee signs a general release waiving any employment-related claims against the Bank in a form provided by the Bank.

Section 5. Severance Payment Calculation and Payment

5.1 A Participant under the Plan shall be eligible to receive a severance payment calculated as follows (the “Severance Payment”):

Participant who is a Senior Vice President – Eighteen (18) months of Pay.

Participant who is a Vice President – Twelve (12) months of Pay.

Participant who is an Assistant Vice President – Nine (9) months of Pay.

All other Non-Officer Participants. – the greater of: (a) two (2) weeks of Pay for each completed year of Service, calculated based on the Employee’s hire date, but not to exceed fifty two (52) weeks of Pay, or (b) four weeks of Pay.

Notwithstanding anything herein to the contrary, the Severance Payment shall not exceed two (2) times the lesser of:

(a)	the Participant’s annual compensation (as defined in Internal Revenue Code of 1986, as amended (the “Code”) Regulation Section 1.415-2(d)(2)) for the calendar year preceding the calendar year in which the employment terminates; and

(b)	the maximum amount of compensation under Section 401(a)(17) of the Code for the calendar year in which occurs the date of employment termination.

5.2 The Bank reserves the right to offset the payments described in Section 5.1 above against any monies the Participant owes the Bank.

5.3 Payments under the Plan shall be made during the Payment Period in accordance with the regular payroll schedule of the Bank, subject to any necessary or required benefit or tax withholding.

5.4 If a Participant dies before receiving a payment due under the Plan, such payment shall continue to be paid to the beneficiary designated by the Participant at the time of termination of employment. If no beneficiary has been designated, then such payments shall be made to the Participant’s estate.

5.5 Notwithstanding anything in this Plan to the contrary, in the event of an Employee’s involuntary termination for Cause, the voluntary termination by the Employee of his or her employment for any reason, other than upon the Bank’s failure to provide the Employee with a Comparable Position, or the Employee’s termination of employment after the Plan terminates, the Employee will not be entitled to any compensation under this Section 5, other than regular compensation and benefits to which the Employee is entitled through the date of termination.

Section 6. Administration

6.1 The Plan is sponsored and shall be administered by the Bank.

6.2 The Bank may at any time delegate to a person or body, or reserve therefore, any of the fiduciary responsibilities or administrative duties with respect to the Plan. The Bank, or any such delegate, shall have the complete discretion and authority to interpret the Plan, including matters regarding eligibility and benefit entitlement.

6.3 Subject to the limitation of the provisions of the Plan, the Bank may establish such rules for the administration of the Plan as the Bank may deem desirable.

6.4 The expenses of administering the Plan, including the benefits, shall be paid by the Bank out of its general assets.

6.5 The Plan and all of its records shall be kept on a calendar year basis, beginning January 1 and ending December 31 of each calendar year.

6.6 Except as required by applicable law, benefits provided under the Plan shall not be subject to assignment or alienation, since they are primarily for the support and maintenance of the Participants. Likewise, such benefits shall not be subject to attachment by creditors of or through legal process against the Bank or any Participant.

6.7 The Bank reserves the right to change, amend or terminate the Plan by a resolution adopted by a majority of the Board. The Plan shall be reviewed annually by the Compensation Committee of the Board. Participants will be notified of any changes, and all changes will be subject to the Plan’s provisions and applicable laws. Notwithstanding the foregoing, the Plan is not subject to amendment or termination on or after the effective date of a Change in Control.

6.8 Nothing herein shall be construed as giving to any Employee of the Bank any right to remain in the employ of the Bank, alter an Employee’s status as an at-will employee, or provide or be construed as providing any right to claim any other benefit or allowance after termination of employment with the Bank except as expressly provided for herein.

Section 7. Miscellaneous

7.1 An Employee who believes they are entitled to benefits under the Plan, must submit a written claim to the Bank within sixty (60) days of the date of the alleged occurrence giving rise to the claim. If the Bank or any delegate believes that the claim should be denied, the Employee shall be notified in writing of the denial of the claim within ninety (90) days after the Bank’s receipt of the claim. Such notice shall (a) set forth the specific reason or reasons for the denial, making reference to the pertinent provisions of the Plan on which the denial is based; (b) describe any additional material or information that should be received before the claim may be acted upon favorably and explain the reason why such material or information, if any, is needed; (c) inform the Employee of his or her right pursuant to this section to request review of the decision by the Bank; and (d) explain the Plan’s claims review procedure and the time limits applicable to such procedures. An Employee who believes that he or she has submitted all available and relevant information may appeal the denial of a claim to the Bank by submitting a written request for review within sixty (60) days after the date on which such denial is received. Such period may be extended by the Bank for good cause shown. During this period, the Employee making the request for review may examine the Plan documents, records and other information relevant to the Employee’s claim for benefits. The Bank shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Bank for up to an additional sixty (60) days in special circumstances. The Bank’s decision shall be in writing, shall include specific reasons for the decision, shall refer to pertinent provisions of the Plan on which the decision is based, and shall be conclusive and binding on all persons.

7.2. The Plan and the rights of the parties hereunder shall be governed by and interpreted in accordance with federal law, and, to the extent applicable, the laws of North Carolina. The invalidity or unenforceability of any provision or any part of any provision, hereof shall in no way effect the validity or enforceability of any other provision or part hereof.

Section 8. Regulatory Requirements

(1) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of base salary due and owing on the effective date of said order, and reimbursement of expenses incurred as of the effective date of termination.

(2) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate (in whole or in part) any of its obligations which were suspended.

(3) If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(4) All obligations under this Plan shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Employer (1) by the director of the Federal Deposit Insurance Corporation (the “FDIC”) or his or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Employer when the Employer is determined by the Director to be in an unsafe and unsound condition. Any rights of an Employee that have already vested, however, shall not be affected by such action.

(5) All obligations under this Plan are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

(6) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made under any other provision herein in contravention of the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)).

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